UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2010

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On July 19, 2010, the company received a net $57,000, after payment of $3,000 in legal expenses, in connection with a Securities Purchase Agreement for the issuance of a nine month Convertible Note in the principal of $60,000 due and payable on April 2, 2011, with interest payable at the rate of 8% per annum. The Note provided that the company could prepay the principal amount of the Note and all accrued interest in an amount equal to 175% of the $60,000 principal amount and outstanding accrued interest if such repayment were made between the 91st – 180th day after the July 2, 2010 issue date.

The Note provide that it could be converted into company’s common stock at the Holder’s election from time to time beginning 180 days after the July 2, 2010 issue date at a conversion price equal to 58% of the average of the three lowest closing bid prices of the company’s common stock during a 10 day trading period immediately prior to conversion.

In order to prevent conversion of the Note into our common stock at a discount of 42%, on November 22, 2010, the company elected to exercise its prepayment right by tendering $106,683.20 to the Holder, which amount represented the entire amount of the Optional Prepayment Amount under the Note. As a result of such prepayment, the Note is paid in full and the Securities Purchase Agreement is of no further legal effect.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

November 23, 2010	By:	Richard Kaplan

Name: Richard Kaplan
Title: CEO